UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

December 30, 2021

JBG SMITH PROPERTIES

(Exact name of Registrant as specified in its charter)

Maryland	No. 001-37994	81-4307010

(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

4747 Bethesda Avenue, Suite 200 Bethesda, MD	20814

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (240) 333-3600

Former name or former address, if changed since last report:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, par value $0.01 per share	JBGS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appreciation-Only LTIP Unit Awards

As part of their annual long term incentive equity award grant, on December 30, 2021, the Compensation Committee (the “Compensation Committee”) of the Board of Trustees of JBG SMITH Properties (the “Company”) approved grants of performance-based appreciation-only LTIP units (the “AO LTIP Units”) to the Company’s executive officers and several other senior employees, including to each of the following named executive officers: W. Matthew Kelly, Chief Executive Officer, David P. Paul, President and Chief Operating Officer, Kevin “Kai” Reynolds, Chief Development Officer, and M. Moina Banerjee, Chief Financial Officer. These awards were granted on January 3, 2022 (the "Grant Date"). The aggregate fair value of the AO LTIP Units awarded to executive officers and other senior employees is $6,620,773. These performance-based awards comprise 50% of the fair value of the annual equity awards granted to these executive officers with the other 50% comprising time-based LTIPs.

The number of performance-based AO LTIP Units granted to each named executive officer is as follows: (i) 675,675 AO LTIP Units for Mr. Kelly; (ii) 140,765 AO LTIP Units for Mr. Paul; (iii) 168,918 AO LTIP Units for Mr. Reynolds; and (iv) 123,873 AO LTIP Units for Ms. Banerjee.

Each award of AO LTIP Units to named executive officers, will generally vest on a graduated basis over a four-year period commencing on the Grant Date, as follows: as to 50% of the award, on the third anniversary of the Grant Date; and the remaining 50% of the award, on the fourth anniversary of the Grant Date. The awards were issued at a participation threshold of $32.30. The awards are also subject to a relative total shareholder return (“TSR”) modifier whereby the number of AO LTIP Units that will ultimately be earned will be increased or reduced by 1% of the target number of AO LTIP Units subject to the award for each percentage point the Company’s TSR relative to the companies in the NAREIT FTSE Equity Office Index with a market capitalization greater than $400 million but excluding Alexandria Real Estate Equities (the “Index”) is above the 75th percentile or below the 25th percentile, respectively, over the period commencing on the Grant Date and ending on the third anniversary of the grant date (the “Performance Period”).

Vesting of the AO LTIP Units is generally contingent on the named executive officer’s continued employment through each vesting date, provided that, if such executive’s employment terminates following the first anniversary of the Grant Date but prior to the fourth anniversary of the Grant Date without cause or for good reason, or if the executive’s employment terminates due to death or disability, the executive will vest in the number of AO LTIPs that become vested on the vesting date that immediately follows such termination, with the number of AO LTIPs that become vested being determined in accordance with the criteria specified above. If the such executive’s employment terminates due to executive’s retirement, the executive will vest in the full number of AO LTIPs he or she would otherwise be entitled to had they continued to be employed by the Company.

Upon a “change in control” (as defined in the Omnibus Plan) in which the acquirer of the Company (or successor to the Company) does not assume or substitute the AO LTIP Units on substantially the same terms, and provided that the executive remains in employment as of immediately prior to the change in control, executive’s AO LTIP Units that remain unvested will become vested as of immediately prior to the consummation of the change in control. If such change in control occurs prior to the third anniversary of the grant date, performance will be calculated based on the price received in connection with the change in control. If such change in control occurs following the third anniversary of the grant date and before the AO LTIP units have become vested, the remaining unvested AO LTIP units will become fully vested.

Copies of the form of Executive AO LTIP Unit Agreements are being filed as Exhibit 10.1 to this Form 8-K, and each is incorporated herein by this reference.  The foregoing description of the terms of the AO LTIP Unit Awards is qualified in its entirety by reference to the full text of such award agreements.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

10.1	Form of AO LTIP Unit Agreement
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JBG SMITH PROPERTIES

By:	/s/ M. Moina Banerjee
Name:	M. Moina Banerjee
Title:	Chief Financial Officer (Principal Financial Officer)

January 5, 2022